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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY


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
          SUBSIDIARY                              STATE/COUNTRY OF INCORPORATION
          ----------                              ------------------------------

(1)       Bacou USA Safety, Inc.                  Delaware

(2)       Uvex Safety Manufacturing, Inc.         Delaware

(3)       Titmus Optical, Inc.                    Delaware

(4)       Perfect Fit Glove Co., Inc.             Delaware

(5)       SCHAS Industries, Inc.                  Delaware

(6)       Bacou USA Finance, Inc.                 Minnesota

(7)       Bacou Foreign Sales Corporation         U.S. Virgin Islands

(8)       Howard Leight de Mexico S.A. De C.V.    Tijuana, Baja California

(9)       Howard Leight (Europe), Ltd.            London, England

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